Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: August 27, 2001

Contact: Rick Fox, Inland Communications, Inc.

INLAND RETAIL REAL ESTATE TRUST, INC. INCREASES DIVIDEND RATE TO $0.81 PER SHARE

(Oak Brook, Illinois) The Board of Directors of Inland Retail Real Estate Trust, Inc. has approved a one-cent increase in the company's annualized dividend rate, from $0.80 per share to $0.81 per share, which will provide shareholders with an 8.1% annualized return.

Inland Retail Real Estate Trust, Inc. is a publicly registered Real Estate Investment Trust (REIT), whose shares do not trade on an exchange. The company distributes dividends monthly. The increase in the dividend rate is effective to shareholders of record on September 1, 2001 and will be reflected in distribution checks mailed to stockholders on October 7, 2001.

"Our board feels the dividend increase is appropriate and we will continue to review the rate to ensure it is in line with our FFO (Funds From Operation)," said Robert D. Parks, chairman and CEO. "The company has increased its dividend seven times now since it began operations in February 1999, and you can see how an 8.1% return stands up when compared to recent market returns," he added.

Inland Retail Real Estate Trust owns 25 properties, most of which are neighborhood and community shopping centers totaling more than three million square feet of retail space in the southeastern United States. Many of the REIT's properties are grocery-anchored.

The business plan for Inland Retail Real Estate Trust calls for the future listing of shares on a national exchange or a merger with a listed company. More than $220 million in shares have been sold to date.

With the exception of historical information, the matters discussed herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Management cautions that these forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company's actual performance to be materially different from the future performance expressed or implied by these forward-looking statements. Examples of factors which could affect the company's performance are set forth under the heading "Risk Factors" in the company's prospectus dated February 11, 2001 and all supplements thereto, as filed with the Securities and Exchange Commission. You should not place undue reliance on any forward looking statements. This material is neither an offer to sell nor the solicitation of an offer to buy any security, which can be made only by the prospectus, filed or registered with the appropriate state and federal regulatory agencies.

Inland Retail Real Estate Trust, Inc. (IRRETI) Properties

1.	Lake Walden Square	Plant City, FL	256,155 sf
2.	Merchant Square	Zephyrhills, FL	74,849 sf
3.	Town Center Commons	Kennesaw, GA	72,108 sf
4.	Boynton Commons	Boynton Beach, FL	210,772 sf
5.	Lake Olympia Square	Ocoee, FL	85,776 sf
6.	Bridgewater Market Place	Orlando, FL	58,050 sf
7.	Bartow Marketplace	Cartersville, GA	375,067 sf
8.	Countryside	Naples, FL	73,965 sf
9.	Casselberry Commons	Casselberry, FL	227,664 sf
10.	Conway Plaza	Orlando, FL	119,106 sf
11.	Pleasant Hill	Duluth, GA	282,137 sf
12.	Gateway Market	St. Petersburg, FL	231,449 sf
13.	Universal Plaza	Lauderhill, FL	49,540 sf
14.	Acworth Avenue	Acworth, GA	16,130 sf
15.	Columbia Promenade	Kissimmee, FL	65,870 sf
16.	Kmart	Macon, GA	102,098 sf
17.	Lowe's Home Improvement	Warner Robins, GA	131,575 sf
18.	West Oaks Towne Center	Ocoee, FL	60,539 sf
19.	PetsMart	Daytona Beach, FL	26,194 sf
20.	PetsMart	Fredericksburg, VA	26,067 sf
21.	PetsMart	Chattanooga, TN	26,040 sf
22.	Sand Lake Corners	Orlando, FL	189,741 sf
23.	Woodstock Square	Woodstock, GA	218,819 sf
24.	JoAnn Fabrics	Alpharetta, GA	44,418 sf
25.	Chickasaw Trails	Orlando, FL	75,492 sf
	Total		3,099,621 sf